CODE OF ETHICS

CODE OF ETHICS FOR FIRST REPUBLIC INVESTMENT MANAGEMENT, INC. (THE “CODE”)

With respect to its fiduciary duties, FRIM adopts this Code pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “IC Act”) and Section 204A of the Investment Advisers Act of 1940 (“Advisers Act”).

Rule 17j-1 under the IC Act requires than no less frequently than annually, FRIM will provide a report to the RIC Client’s Board certifying that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. FRIM personnel must report any potential portfolio violations of this Code to the CCO or his/her delegate. The CCO or his/her delegate will determine if an actual violation has occurred and, if so, will take such action as is necessary to resolve the violation and will report such violation to the Trust, as may be required by the Advisory Agreement, Trust’s Code, or applicable laws and regulations. Material violations of the Code or procedures and sanctions imposed in response to the material violations will also be reported to the RIC Client’s Board no less frequently than annually.

With respect to the Registered Investment Company (“RIC”) Client’s Board, FRIM is required to seek the initial approval of this Code and within six months after the adoption of any material changes to the Code.

Statement of Fiduciary Standards

A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client. This Code is based on the overriding principle that the Access Persons have a fiduciary duty to firm clients. Accordingly, Access Persons shall conduct their activities in accordance with the following standards:

1.Clients’ Interests Come First - In the course of fulfilling their duties and responsibilities, Access Persons must at all times place the interests of the client first. In particular, Access Persons shall avoid putting their own personal interests ahead of the interests of a client.

2.Conflicts of Interest Shall Be Avoided - Access Persons must avoid any situations involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to, in the case of an Employee, a First Republic Bank entity or a client of a First Republic Bank entity.

3.Compromising Situations Shall Be Avoided - Access Persons shall never take advantage of their position of trust and responsibility. Access Persons must avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of clients.

General Prohibition against Fraud, Deceit and Manipulation

FRIM employees may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client:

1.employ any device, scheme, or artifice to defraud any client;

2.make any untrue statement of a material fact to any client or omit to state a material fact necessary in order to make the statements made to any client, in light of the circumstances under which they are made, not misleading;

3.engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the any client; or

4.engage in any manipulative practice with respect to any client.

All activities of Access Persons shall be guided by, and adhere to, these fiduciary standards. The remainder of this Code sets forth specific rules and procedures that are consistent with these fiduciary standards. However, all activities by Access Persons are required to conform to these standards regardless of whether the activity is specifically covered in this Code. Any violation of the Code by an Access Person may result in penalties that could include reprimand, suspension, fines, and termination of employment with one or more First Republic Bank entities.

Persons Covered Under the Code

The provisions of the Code are applicable to Access Persons as well as their Immediate Family Members living in the employee’s household unless otherwise noted.

1.An Access Person is defined as any person employed by First Republic Investment Management (“FRIM”) or First Republic Securities Company (“FRSC”).

2.An Immediate Family Member is defined as all family members who share the same household, including but not limited to spouse, domestic partner, parents, children, or anyone for whom the Access Person provides material financial support.

3.An Investment Professional is defined as any Wealth Managers (WMs), Client Service Associates (CSAs) and Client Relationship Analysts (CRAs) that are securities or non-securities licensed.

Temporary employees may also be bound by the Code. The FRIM Compliance Monitoring team will review specifics of the temporary employees to determine in such cases.

Accounts Covered Under the Code

The following accounts or situations are covered under the Code. Accounts that are opened or acquired after the Initial Investment Accounts Disclosure has been submitted must be reported to PWM Compliance Monitoring.
1.Beneficial Ownership
a.All accounts over which an Access Person has a Beneficial Ownership interest. Beneficial Ownership is defined as the opportunity, directly or indirectly, through any contract, arrangement, understanding, and relationship or otherwise to profit, or share in any profit derived from, a transaction in a Security. An Access Person is presumed to have Beneficial Ownership in any Immediate Family Member’s account.
i.Examples include: Brokerage, IRA, Joint, UGMA/UTMA, Trust accounts, discretionary (managed) accounts.

2.Investment Control
a.All Accounts over which an Access Person has direct or indirect control or influence on investment decisions. This includes any arrangement where the Access Person serves as an agent (power of attorney), executor, trustee, and successor trustee, or in another similar capacity. (Note: Access Persons wishing to act as an agent, executor, successor trustee or trustee for a non-family related individual or entity must have the activity approved by PWM Executive Management or their designee prior to assuming those responsibilities).

3.Employee Investment Account Policy
a. +Investment accounts must be maintained with the following brokers: FRSC, Fidelity, E*Trade, Charles Schwab or TD Ameritrade. Please refer to Appendix A-1 First Republic Employee Investment Account Policy for more information or review the Policy on Collaborate at https://collaborate.corp.firstrepublic.com/Dept/pwm/Documents/Employee%20Investment%20Account%20Policy.pdf.

Accounts Not Covered under the Code

Examples of accounts exempt from reporting, including but not limited to:

•Qualified tuition 529 plans;
•Employer sponsored retirement plan accounts (e.g. 401(k) if the investment option is only limited to open-end mutual funds, other than those for which FRIM acts as investment adviser);
•Accounts that can only hold Securities listed under “Securities Not Covered under the Code”; and
•First Republic Bank’s Shareworks Account.

Securities Covered under the Code

•Equity Securities;
•Fixed Income products (e.g., bonds);
•Futures and Options on futures;
•Investment contract;

•Option on a security or index;
•Exchange traded funds (ETFs)
•Closed-end fund;
•Limited partnership;
•Foreign unit trust (i.e., UCIT) and foreign mutual fund;
•Private investment fund, hedge fund, and investment club;
•Cryptocurrency; and
•Any other instrument that is considered a “security” under the various securities laws.

Securities Not Covered under the Code

•Direct obligation of the U.S. government (e.g., Treasury Securities);
•Bankers’ Acceptance;
•Bank Certificate of Deposit;
•Commercial Paper;
•Repurchase Agreements;
•Money Market Funds;
•Open-end mutual funds that are not advised or sub-advised by the firm (or an affiliate(s), where applicable); and
•Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the firm (or certain affiliates, where applicable).

Duty of Confidentiality

Access Person must keep confidential any non-public information regarding FRIM, any client or any entity whose securities are under investment review by a wealth management team acting on behalf of FRIM. Access Person have the highest fiduciary obligation not to reveal confidential information of any nature to any party that does not have an explicitly clear and compelling need to know such information.

Nothing in this Code of Ethics or in any of FRIM's policies, procedures or guidelines shall prohibit or prevent employees from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need the prior authorization of the Legal Department to make any such reports or disclosures and are not required to notify the company should the employee make such reports or disclosures.

Duty to Comply with Federal Securities Laws

FRIM’s activities are governed by the federal securities laws, including the Investment Advisers Act of 1940 and the Investment Company Act. Access Persons are expected to adhere to the federal securities laws, whether or not the activity is specifically covered in this Code.

Prohibitions on Insider Trading

1.Trading on Knowledge of Clients’ Activities: Access Persons are prohibited from trading on their knowledge of recent or pending research generated by the firm or securities activities of clients. In particular, Access Person are prohibited from trading (purchasing, selling or disposing in any manner, including by gift, directly or indirectly) any security when they have actual knowledge that the security is being purchased or sold, or considered for purchase or sale, on behalf of a client account. This prohibition applies to all securities in which an Access Person has acquired, or will acquire, Beneficial Ownership. For these purposes, an Access Person is considered to have Beneficial Ownership in all securities over which the Access Person enjoys economic benefits substantially equivalent to ownership (for example, securities held in trust for the person's benefit), regardless of who is the registered owner.

2.Trading on Knowledge of Material Non-Public Information: All Access Persons are prohibited from trading their knowledge of material non-public information, particularly buying or selling any security while in the possession of material non-public information about the issuer of the security. The Code also prohibits Access Persons from communicating to outside parties any material non-public information about any security or the company that issues the security.
a.Identifying Material Non-Public Information

i.Material Information:
1.Information is material when there is a substantial likelihood that a reasonable investor would consider it important when making investment decisions. Generally, this is information that, if disclosed, would have an effect on the price of a company’s securities.
2.Material information often relates to a company’s results and operations, including dividend changes, earnings results, changes in previously released estimates, merger or acquisition proposals, major litigation, liquidity problems and management developments. Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may also be deemed material.
3.Unfortunately, there is no simple test to determine when information is material. You are encouraged to direct any questions to the FRIM Compliance Department.
ii.Non-Public Information:
1.Information is considered public when it has been circulated broadly to investors in the marketplace. Tangible evidence of such circulation is the best indication that the information is public. For example, information can be considered public when it has been made available through a public filing with a regulatory body, or through a mainstream media source such as The Wall Street Journal.

b.Reporting Material Non-Public Information
i.Before executing any trade for yourself or a client, you must determine whether you have knowledge of any material non-public information. If you think you might have such knowledge, you must:
1.Report the information and proposed trade immediately to the Compliance Department;
2.Refrain from trading in the security on behalf of yourself or clients;
3.Refrain from communicating the information to anyone outside or inside of the First Republic entities other than the FRIM Compliance Department.
ii.The Compliance Department, in consultation with Legal, will determine whether the information is material and non-public and, if so, what actions need to be taken.

3.Disciplinary Sanctions: Trading securities while in the possession of material non-public information, or improperly communicating that information, may expose you and First Republic Bank entities to stringent penalties, including fines, suspensions and imprisonment. Regardless of whether a government inquiry occurs, the First Republic entities view seriously any violations of this Code.

Personal Trading Requirements

The requirements of this section apply to all Access Person and to accounts over which they have the authority to make investment decisions for all transactions involving securities. Accounts over which the Access Person has no direct or indirect control or influence and that are managed by an independent third-party are exempt from the pre-clearance and transaction rules of the Code if a copy of the discretionary Investment Management Agreement, a letter from the investment manager stating that the employee will not have direct or indirect control or influence on the account’s investments, and/or other applicable documentation are provided to PWM Compliance Monitoring promptly upon establishment of the account; and PWM Compliance Monitoring finds no exceptions/conflicts. The Access Person must also arrange with their broker to provide periodic statements for the applicable account. The FRIM Compliance Monitoring team utilizes an automated Code of Ethics Monitoring System, Protegent PTA, in order to collect, maintain, and review the personal trading reporting and certification requirements of the Code. For personal transactions for the CCO, where manual review and approval is required, such transactions would be reviewed and approved by FRIM’s General Counsel.

1.Pre-Clearance of Securities Transactions:
a.If you are an Access Person, ALL personal securities transactions in Covered Securities, including the gift/transfer of a covered security must be pre-cleared using Protegent PTA. Pre-clearance must be obtained for, but not limited to, the actual account(s) in which the trade is being placed, for the actual quantity and/or the actual cusip/symbol. Pre-clearance approval is only valid for the day that it is obtained. Pre-clearances should be submitted before 3:30pm Eastern Time/12:30pm Pacific Time. Late pre-clearance submissions that require additional research may take longer to obtain pre-approval and the approval may not be granted in time to allow trading on the same day. The pre-clearance request is entered after the close of trading will be valid for the following day. (Note: Any approvals terminate at 4pm Eastern Time/1pm Pacific Time on the date such request is received, or at the same times the next business day if approval was received after the close of trading. If you did not execute your transaction within the required timeframe, you must pre-clear your transaction again.) An approval must be received for every transaction.
i.Access Persons are prohibited from buying or selling the same security on the same day as a purchase or sale order for a client has been placed and/or executed, except for de-minimis trades as defined below.
ii.Access Person assigned portfolio management and client service responsibilities (“Investment Professionals”) are prohibited from knowingly buying or selling the same security traded in their associated client account for a period of 5 days (2 days prior to the client trade and 2 days after the client trade), except for de-minimis trades as defined below.

2.De-Minimis Trading Limits Exceptions:
a.Preclearance requests submitted in Covered Securities no greater than the share quantities and transaction values (or principal values) indicated below will generally receive approval:
i.5,000 shares AND a transaction value of $50,000 in a security whose market capitalization is $5 billion or under; or
ii.10,000 shares AND a transaction value of $100,000 in a security whose market capitalization is above $5 billion; or
iii.principal value of $100,000 in a fixed income security

3.Exceptions to the Pre-Clearance of Securities Transactions in Covered Securities:
a.Transactions made through an automatic payroll deduction or similar program (excluding Self Directed Brokerage Accounts) where the timing of purchases and sales is controlled by someone other than the Employee;
b.Transactions which are part of an automatic dividend reinvestment or similar plan where the timing of purchases and sales is controlled by someone other than the Employee;
c.An exercise of pro-rata rights issued by a company to all the holders of a class of its securities;
d.Transactions in select index ETFs (a list available in Protegent PTA);
e.Transactions in employee stock purchasing plan through Shareworks offered through First Republic Bank; and
f.Transactions in cryptocurrency.
While the securities transactions noted above may not need to be pre-cleared, they must reported in accordance with the reporting requirements set forth below.

4.Prohibition on Initial Public Offerings & Initial Coin Offerings:
a.Access Persons are prohibited from acquiring securities and digital tokens in initial public offerings and initial coin offerings.

5.Restrictions on Private Investments:
a.Access Persons are prohibited from acquiring non-public securities (a private investment), including investments in Eagle Alternative Investments Funds without the prior approval of PWM Compliance Monitoring. Pre-approval can be obtained by submitting the Private Placement Pre-Approval Form through Protegent PTA. If an Access Person is granted permission to make such a personal investment, that Access Person will not (except in the case of a private investment company in which the Access Person participates in the investment decision-making process) participate in any consideration of whether clients should invest in the same issuer’s public or non-public securities.

6.Prohibition on Short-Term Trading Profits:
a.Access Persons are prohibited from profiting from the purchase and sale, or sale and purchase, of the same (or related) security within 30 calendar days. This holding period also applies to options transactions; therefore, for example, an Access Person may not purchase or write an option if the option will expire in less than 30 days. In the event that a profit is realized on a short-term trade (defined as held for less than 30 calendar days), the Access Person may be required to disgorge the profit. Transactions sold at a loss are permitted.

7.Restriction on Rating Changes and Price Target Changes:
a.From time to time, the Research Team will notify PWM Compliance Monitoring to restrict Access Persons from buying or selling any Covered Security on the recommended list related to a change in rating, or price target, on that security. The restriction is effective for one full trading day from the time the restriction is placed within Protegent PTA. (Note: The restriction must be placed before the open of the trading session to count as one full trading day.)

8.Prohibition of Short Selling FRC Stock:
a.Access Persons are prohibited from shorting any securities issued by First Republic Bank, either directly or indirectly, including the use of derivatives transactions.

9.Prohibition of Trading in FRC Stock during the “Closed Period”:
a.Access Persons are prohibited from trading FRC Stock, common, preferred or derivatives during the period that the Firm has designated as “Closed Period”.

10.Restriction on trading of securities on the Restricted List:
a.A security will be placed on the “Restricted List” if, at any time, it becomes known that any affiliate or an Access Person is in possession of material, non-public information. When a security is placed on a Restricted List, PWM Compliance Monitoring will closely review the trading in this security by clients, employees and FRIM’s trading accounts.

11.Restrictions on trading of securities on the Watch List:
a.A security will be placed on the Watch List if there is a known relationship between any affiliate of FRB and Access Person and any issuer or an insider of any issuer. For example, Access Persons may not trade for their own accounts in securities of public companies where an Immediate Family Member is an insider (i.e., director or executive officer), unless the trade has been fully disclosed to and approved by the Compliance Department. Access Persons must immediately notify the Compliance Department in the event an Immediate Family Member is a director or executive officer of a public company.

Prohibited Activities

Access Persons are prohibited from engaging in the following activities:

1.Borrowing money or securities to and from clients;

2.Lending money or securities to and from clients; and

3.Conducting a “cross” trade and/or “transfer of ownership/interest” in an investment with a client. (e.g., transfer of Access Person’s ownership interests in EAI funds or other private funds to/from clients).

Reporting Requirements

All reporting requirements shall be made via Protegent PTA.

1.Personal Securities Accounts, Holdings, and Transactions:
a.The requirements of this section apply to all Access Person for all holdings and transactions involving securities in which the Access Person acquired Beneficial Ownership (economic benefits equivalent to ownership, such as securities held in trust for the Access Person’s benefit, regardless of who is the registered owner) and/or investment control.
i.Initial Disclosure of Investment Accounts and Personal Holdings - Investment Accounts and Covered Securities must be submitted to PWM Compliance Monitoring within 10 days of becoming an Access Person. The personal holdings must be current as of a date no more than 45 days prior to becoming an Access Person.
ii.Quarterly Account and Transaction Reports - Access Persons are required to submit a report listing their securities transactions made during the previous quarter within 30 days of the end of each calendar quarter and at the end of each calendar quarter.
iii.Annual Holdings Report - Access Persons are required to submit a report listing all securities held as of December 31 of the year reported within 30 days of the end of the calendar year.

2.Information to be Reported:
a.Access Person are required to provide the following information when submitting reports as required by noted above:
i.Initial and Annual Holdings Reports must include the:
•Title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares or principal amount of each security;

•Broker-Dealer or bank where accounts are held; and
•Date the report is submitted.
ii.Quarterly Transaction Reports must include the:
•Title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each security (as well as the interest rate and maturity date, if applicable);
•Trade date and type of transaction (i.e. buy, sell, open, close, etc.);
•Price of the security;
•Broker-Dealer or bank account through which the transaction was effected; and
•Date the report is submitted.
iii. New Accounts established during the quarter in which securities were held must be reported promptly PWM Compliance Monitoring:
•The name of the broker, dealer or bank with whom the Access Person established the account;
•The date the account was established, and
•The date that the report is submitted by the Access person.

3.Employee and Client Affiliation (Insider):
a.Every Access Person is also required to submit the Employee and Client Affiliations (Insider) Form within Protegent PTA if any of their Immediate Family Members (their spouse or any of their parents, siblings or children) hold positions as directors or executive officers of any public company. Limitations may be placed on an Access Person’s investment activities in the event their Immediate Family Member holds such a position.

4.Gifts and Entertainment:
a.No Access Person may receive or give any gift/entertainment or other favors from any one person or entity doing business with the First Republic Entities in contravention of the FRIM Gift & Entertainment Policy. Access Persons who receive or give a gift/entertainment from any person or entity submit the Gifts and Entertainment Disclosure Form within Protegent PTA. Refer to the FRIM Gift & Entertainment Policy for more information.
i.Gifts - Access Persons are not permitted to offer, seek or accept any gift of value in excess of $100 per individual per year to or from any client or third party (person, principal, proprietor, employee, agent or representative of another firm). Gifts given or received of cash and cash equivalents (e.g., gift cards) are prohibited. When giving gifts, it is important to avoid actual conflicts of interest, the appearance of impropriety, and the appearance of attempting to influence decisions by persons in positions of trust and influence. Gifts to government officials, including entertainment, are generally prohibited.
ii.Entertainment - Entertainment given or received for events that both the Access Person and the client or third party attended (e.g., sporting or cultural events) should be infrequent (e.g., once per quarter) and modest in scope and cost. Entertainment should not be given or accepted if it could be construed as potentially influencing either parties’ business judgement or creating an obligation, or if became public knowledge may potentially harm the reputation of the Access Person or FRIM. Both the Access Person and the third party must be present the entertainment event; otherwise, the entertainment would be considered a gift and be subject to the gift requirements above.

5.Outside Business Activities:
a.Access Persons are expected to devote their full business day to the business of FRIM. In addition, no one may make use of their position as an Access Person; make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the Access Person’s personal interests and the interests of the First Republic entities or their clients.
i.To assist in ensuring that such actual or potential conflicts related to participation in business-related or investment-related activities are avoided, an Access Person(s) must obtain prior approval before participating in such activity. Pre-approval can be obtained by completing and submitting the Outside Business Activity Pre-Approval Form through Protegent PTA. This Form requires Access Persons to describe the nature and responsibilities associated with the Outside Business Activity (“OBA”). All OBA’s require the submitter to obtain approval from their direct manager, PWM Compliance Monitoring, and in some instances, PWM Senior Management, prior to participating in the business or investment-related activity. OBA’s may include but are not limited to:

•Serving as a director, officer, general partner or trustee of, or as a consultant or on the investment committee to, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations;
•Forming or participating in any stockholders’ or creditors’ committee that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest; or
•Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, whether as a fee, commission, bonus or other consideration such as stock, options or warrants;
•Accepting a second job of any kind or engaging in any other business outside of First Republic; or
•Participating as a plaintiff, defendant or witness in any non-family related litigation or arbitration (excluding jury duty); or
•Participating on the Advisory Committee for any private fund; or
•Serving as Successor Trustee, Trustee, Executor or Agent (Power of Attorney) on non-family related accounts

The PWM Compliance Monitoring Team and Management will specifically analyze a proposed OBA, taking into consideration whether the proposed activity will interfere with or otherwise compromise the Access Person’s responsibilities to FRIM and/or FRIM’s clients or whether the proposed activity will be viewed by clients or the public as a part of the FRIM business based upon various factors and the manner in which the activity/investment is offered. Additionally, the Access Person is required to maintain the data reported in connection with an Outside Business Activity and notify PWM Compliance Monitoring in the event of any change to the Access Person’s Outside Business Activity after initial approval.

As it relates to FRIM acting as the advisor to the Fund, in order to ensure compliance with the Trust’s Policy Regarding Service As A Director, any executive officers who are investment professionals of FRIM shall not serve as a director or member of an advisory board of a company that is held as an investment in such series of the Trust.

6.Political Contributions:
a.Access Persons are prohibited from making political contributions for the implicit or explicit purpose of obtaining or retaining advisory contracts with government entities (known as "pay to play").
i.Rule 206(4)-5 under the Advisers Act prohibits an Adviser from receiving compensation from a government entity for two years if the Adviser or certain employees contributed money to a government official who is in a position to influence the selection of the Adviser to manage a public fund or provide investment advice to a government entity. Also, some states and municipalities may have laws disqualifying an Adviser from managing assets for various governmental entities if the Adviser or certain of its representatives have made contributions or provided gifts to certain candidates for office.
ii.Access Persons must obtain prior approval before making any contributions (whether it be monetary, or event driven, such as hosting a fundraiser) in an individual capacity to an incumbent or candidate, political party committee or political action committee (“PAC”) at the state or local level (including a current state or local government employee running for federal office). This requirement also extends to Immediate Family Member or other third party (e.g., business affiliate) who is making a political contribution on behalf of an Access Person. Access Persons must submit the Political Contribution Pre-approval Form within Protegent PTA.
iii.Political contributions to a state or local governmental official per election in an amount below $250 if you are eligible to vote or $150 if you are NOT eligible to vote are consistent with the De-Minimis rule and will generally be approved.
See the FRIM Compliance Manual for more information on political-related activities.

7.Certification of Compliance:
a.All Access Persons are required to certify to the Code at least annually or promptly when there is a material amendment. The certification states that each Access Person has:
i.Read and understand the provisions contained in the Code;
ii.Complied with all the requirements of the Code; and
iii.Reported all information required by the Code.

Violations of the Code

1.Employees are required to report any known or suspected violations of the Code to the FRIM Compliance Department immediately. An Employee who violates any section of this Code, or fails to report a violation may be subject to sanctions, up to and including termination of employment.
2.Possible sanctions can include: verbal and/or written warnings, disgorgement of profits payable to a charity, suspension of personal trading privileges, and termination of employment.

Exceptions to the Code

1.Exceptions to the Code will only be made under extraordinary circumstances. No exception may be granted for those sections of the Code that are mandated by regulation.
2.An exception may be made only upon prior request, and no exception will be granted subsequent to a violation of the Code. To be granted an exception to the Code, a written request regarding the nature of the exception must be made and submitted to the FRIM Compliance Department.
3.Any exceptions to the Code shall be reported to the Chief Compliance Officer and to the PWM Compliance Committee.

Recordkeeping Requirements

In accordance with Rule 17j-1, FRIM will maintain the following records:

1.    A copy of the current Code and each Code that was in effect at any time within the past seven years must be maintained in an easily accessible place.
2.    A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least seven years in which the violation occurs.
3.    A copy of each report made by an Access Person pursuant to the Code must be maintained for at least seven years in which the report is made, the first two years in an easily accessible place.
4.    A record of all Access Persons, currently or within the past seven years, must be maintained in an easily accessible place.
5.    A copy of each report required by this Code must be maintained for at least seven years in which it is made, the first two years in an easily accessible place.
6.    A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of an IPO or other limited offering for at least seven years in which the approval is granted.